CSE: LEO | OTCQB: LCGMF

Lion Copper Announces Amendment to Advisory Agreement for

Share-for-Service

December 31, 2025, Vancouver, British Columbia - Lion Copper and Gold Corp. ("Lion CG", or the "Company") (CSE: LEO) (OTCQB: LCGMF) announces that it has amended an existing advisory services agreement to permit payment of advisory fees through the issuance of common shares of the Company in lieu of cash.

The advisory agreement was originally entered into in April 2025 and provided for a monthly cash retainer of US$10,000 in exchange for advisory services, including strategic planning, corporate development, and general advisory assistance. The amendment, effective December 1, 2025, does not change the scope or nature of the advisory services.

Pursuant to the amended agreement, the monthly retainer will be paid in common shares of the Company, issued at the end of each month for services provided during that month. The number of common shares to be issued will be calculated based on the 10-day volume-weighted average price of the Company's common shares for the ten trading days immediately preceding the first day of the applicable month. All other terms of the agreement remain unchanged.

All common shares issued pursuant to the agreement will be subject to applicable securities laws and the policies of the Canadian Securities Exchange. The shares will also be subject to resale restrictions under Rule 144 under US Securities laws, which impose holding periods and other conditions on resale.

The common shares have not been and will not be registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or applicable exemption from the registration requirements. This news release does not constitute an offer to sell or the solicitation of any offer to buy nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such province, state or jurisdiction.

About Lion CG

Lion Copper and Gold Corp. is advancing its flagship copper project in Yerington, Nevada through an Option to Earn-in Agreement with Nuton LLC, a Rio Tinto Venture.

Further information can be found at www.lioncg.com

On behalf of the Board of Directors

John Banning
Chief Executive Officer

For more information please contact:

Email: info@lioncg.com

Website: www.lioncg.com

Neither Canadian Stock Exchange (CSE) nor its Regulation Services Provider (as that term is defined in the policies of the CSE Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

This news release includes forward-looking statements within the meaning of applicable securities laws. Except for statements of historical fact, any information contained in this news release may be a forward‐looking statement that reflects the Company's current views about future events and are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although the Company believes that it has a reasonable basis for each forward-looking statement, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain. The Company cannot assure that the actual results will be consistent with these forward-looking statements. These forward‐looking statements speak only as of the date of this news release and the Company undertakes no obligation to revise or update any forward‐looking statements for any reason, even if new information becomes available in the future.

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